EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of DS Healthcare Group, Inc. on Form S-3 of our report dated April 3, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of DS Healthcare Group, Inc. as of December 31, 2013 and for the year ended December 31, 2013, appearing in the Annual Report on Form 10-K of DS Healthcare Group, Inc. for the year ended December 31, 2013.  We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 17, 2014